Exhibit 99.1

Standard Register®

ADVANCING YOUR REPUTATION

600 Albany St. · Dayton, OH 45417

Investor and media contact:

937.221.1000 · 937.221.1205 (fax)

Carol Merry 614.383.1624

www.standardregister.com

carol.merry@fahlgren.com

Standard Register Reports Third Quarter 2014 Financial Results

DAYTON, Ohio (October 24, 2014) – Standard Register (NYSE: SR) today announced its financial results for the third quarter of 2014.

The Company reported revenue of $219.4 million and a net loss of $5.6 million or $0.65 per share. The results compare to third quarter 2013 revenue of $199.4 million and a net loss of $23.2 million or $3.92 per share.

Adjusted EBITDA, which excludes certain items as detailed in the attached reconciliation, was $15.5 million compared to $8.5 million for the third quarter of 2013.

Results for the third quarter of 2013 include two months of operations from WorkflowOne, which Standard Register acquired on August 1, 2013.

"We are continuing to see the results from our efforts to increase sales of our entire portfolio of products and solutions, improve margins through consolidation of operations and contain all other costs. The net effect for the quarter was continued improvement in gross margin and Adjusted EBITDA," said Joseph P. Morgan, Jr., President and Chief Executive Officer. “The focused, purposeful investments we have made in growth areas are also producing results, including penetration of our customer base for promotional products, sales of multi-year software subscription solutions in healthcare technology, and double-digit growth in our label production and promotional products storage and distribution operations in Mexico.”

"Our expertise in integrating electronic and written communications is adding value across our customer base. Recent business wins are coming on line and contributing to revenue. Today, we are in a stronger position, with improved sales performance, a robust pipeline, and a degree of stabilization in the declining demand for traditional printed forms," Morgan said.

Third Quarter Results

Total revenue increased 10.0 percent to $219.4 million from $199.4 million in the 2013 third quarter. On a pro forma basis, including a full third quarter of WorkflowOne in 2013, revenue declined 5.3 percent from $231.7 million.

Gross margin as a percentage of revenue improved to 28.3 percent in the third quarter of 2014 from 26.9 percent in the prior year.  This improvement in gross margin reflects our integration efforts and the reduction of 19 facilities that have been exited since the acquisition of WorkflowOne (including third party logistics sites).

Selling, General and Administrative (SG&A) expenses were $55.5 million for the third quarter of 2014 compared to $54.4 million for the third quarter last year, which included only two months of expenses of WorkflowOne.

As anticipated because of $15.5 million of qualified pension plan contributions and $8.3 million of spending on restructuring and integration, the Company used cash of $10.1 million in the third quarter of 2014 on a net debt basis.

Standard Register operates two business units: Business Solutions and Healthcare.

Business Solutions revenue was $153.7 million for the third quarter of 2014, an increase of 12.6 percent over revenue of $136.5 million in the 2013 third quarter. The additional month in the third quarter of 2014 of business from WorkflowOne and growth in promotional products sales contributed to the increase. Operating income was $1.1 million compared to an operating loss of $1.5 million last year.

Healthcare revenue was $65.7 million, an increase of 4.5 percent over revenue of $62.9 million in the third quarter of 2013. Continued growth in sales of multi-year software subscriptions and the additional month of business from WorkflowOne in the third quarter of 2014 contributed to the increase.

Operating income was $5.3 million for the quarter compared to $2.1 million last year.

Third Quarter Highlights



Improvement in gross margin and Adjusted EBITDA reflects the progress to date in the integration of the WorkflowOne acquisition, including workforce reduction and consolidation of production and warehousing facilities.

	Pension contributions were lowered in 2014 - 16 by $33 million as a result of the Highway and Transportation Funding Act of 2014.



Signed three-year, multi-million dollar contract with CareSource, one of the nation’s largest Managed Medicaid plans in the country, for the management of communication workflows and production of external information.



The Company obtained approval of its business plan to demonstrate how it will return to compliance with New York Stock exchange listing standards.  Standard Register will be required to achieve the minimum continued listing standards at the completion of the prescribed plan period ending on July 9, 2015, unless the listing is reassessed prior to that date.

First Three Quarters Results

Total revenue increased 40.9 percent to $673.2 million and the Company incurred a net loss of $18.5 million or $2.15 per share, compared to revenue of $477.8 million and a net loss of $16.5 million or $2.79 per share for the first three quarters of 2013. On a pro forma basis, including WorkflowOne, revenue for the first three quarters of 2013 was $733.2 million.

Adjusted EBITDA was $44.1 million for the first three quarters of 2014 compared to $29.5 million for the same period last year.

Business Solutions revenue increased 50.8 percent to $478.3 million and compares to $317.2 million for the prior year first three quarters. Healthcare revenue increased 21.4 percent to $194.9 million from $160.6 million for the first three quarters of 2013. Business added from the acquisition contributed to the increase.

Operating profit in both business units increased significantly with Business Solutions at $5.1 million for the first three quarters of 2014 compared to $2.4 million last year and Healthcare reporting $10.1 million in 2014 compared to $6.0 million last year.

Gross margin as a percentage of revenue was 27.9 percent for the first three quarters of 2014 compared to 28.2 percent last year. SG&A expenses were $171.3 million for the first three quarters of 2014 compared to $124.5 million last year. The increase is primarily attributable to the inclusion of WorkflowOne.

Savings achieved in the first three quarters from the restructuring and integration of WorkflowOne are approximately $24.0 million.  We expect to realize approximately $40.0 million in annual savings when the integration of the two companies is complete at the end of 2015.  We spent $21.3 million on restructuring and integration in the first three quarters of 2014.

The Company used cash of $24.0 million through the first three quarters of 2014 on a net debt basis compared to $6.6 million used last year.  Spending in 2014 was primarily for restructuring and integration, capital expenditures and pension contributions.

Capital expenditures, including capital leases, for the first three quarters of 2014 were $19.9 million compared $9.2 million in the same period in 2013. The Company continues to invest in the areas with growth potential, including digital printing, label operations in Mexico, product marking and decorative technology, software development and its SMARTworks® workflow platform.

Standard Register contributed $29.6 million to its qualified pension plan in the first three quarters of 2014 compared to $18.8 million in the first three quarters of 2013. Total pension contributions are expected to be $36.0 million in 2014, $19.2 million in 2015 and $8.7 million in 2016, as announced earlier in this quarter after the passage of the Highway and Transportation Funding Act of 2014.

Conference Call

Standard Register’s president and chief executive officer Joseph P. Morgan, Jr., and chief financial officer Robert Ginnan will host a conference call at 10:00 a.m. EDT on Friday, October 24, 2014, to review the third quarter results. The call can be accessed via an audio webcast at http://www.standardregister.com.

About Standard Register

Standard Register (NYSE:SR), is trusted by the world’s leading companies to advance their reputations and add value to their operations by aligning communications with corporate brand standards. Providing market-specific insights and a compelling portfolio of workflow, content and analytics solutions to address the changing business landscape in healthcare, financial services, manufacturing, transportation and retail markets, Standard Register is the recognized leader in the management and execution of mission-critical communications. More information is available at http://www.standardregister.com.

Safe Harbor Statement

This press release contains forward-looking statements covered by the Private Securities Litigation Reform Act of 1995. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results could differ materially from the Company’s current expectations.

Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, our ability to successfully integrate the acquired assets or achieve the expected synergies of the WorkflowOne acquisition, future pension funding requirements and recognition of actuarial gains and losses, access to capital for expanding in our solutions, the pace at which digital technologies and electronic health records (EHR) adoption erode the demand for certain products and services, the success of our plans to deal with the threats and opportunities brought by digital technology, results of cost containment strategies and restructuring programs, our ability to attract and retain key personnel, variation in demand and acceptance of the Company’s products and services, frequency, magnitude and timing of paper and other raw material price changes, the timing of the completion and integration of acquisitions, general business and economic conditions beyond the Company’s control, and the consequences of competitive factors in the marketplace, including the ability to attract and retain customers. The Company undertakes no obligation to revise or update forward-looking statements as a result of new information, since these statements may no longer be accurate or timely. For more information, see the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission.

Non-GAAP Measures Presented in This Press Release

The Company reports its results in accordance with Generally Accepted Accounting Principles in the United States (GAAP). However, we believe that certain non-GAAP measures found in this press release, when presented in conjunction with comparable GAAP measures, are useful for investors. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows where amounts are either excluded or included, not in accordance with generally accepted accounting principles. We discuss several measures of operating performance, including Adjusted EBITDA and cash flow on a net debt basis, which are not calculated in accordance with GAAP. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

Management uses Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization and excludes pension benefit cost, restructuring and impairment charges, acquisition and integration expense and certain acquisition fair value and other miscellaneous adjustments, to evaluate the Company’s results. We believe this non-GAAP financial measure is useful to investors because it provides a more complete understanding of our current underlying operating performance, a clearer comparison of current period results with past reports of financial performance, and greater transparency regarding information used by management in its decision-making. Internally, management and our Board of Directors use this non-GAAP measure to evaluate our business performance. The Company’s debt covenants are also based on the Adjusted EBITDA calculation.

In addition, because our credit facility is borrowed under a revolving credit agreement, which currently permits us to borrow and repay at will up to a balance of $125 million (subject to limitations related to receivables, inventories, and letters of credit), we take the measure of cash flow performance prior to borrowing or repayment of the credit facility. In effect, we evaluate cash flow as the change in net debt (credit facility debt less cash equivalents).

A reconciliation of non-GAAP measures to their most comparable measure calculated in accordance with GAAP is included in the tables below.

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		THE STANDARD REGISTER COMPANY
		CONSOLIDATED STATEMENTS OF INCOME
		(In thousands, except per share amounts)
		(Unaudited)
Third Quarter			Y-T-D
13 Weeks Ended	13 Weeks Ended		39 Weeks Ended	39 Weeks Ended
Sep 28, 2014	Sep 29, 2013		Sep 28, 2014	Sep 29, 2013

$219,382	$199,339	TOTAL REVENUE	$673,170	$477,776

157,223	145,687	COST OF SALES	485,122	343,149

62,159	53,652	GROSS MARGIN	188,048	134,627

		OPERATING EXPENSES
55,511	54,384	Selling, general and administrative	171,294	124,486
3,655	6,216	Acquisition and integration costs	9,867	8,002
—	1,262	Asset impairments	680	1,262
2,992	11,055	Restructuring and other exit costs	8,758	11,874

62,158	72,917	TOTAL OPERATING EXPENSES	190,599	145,624

1	(19,265)	INCOME (LOSS) FROM OPERATIONS	(2,551)	(10,997)

		OTHER (EXPENSE) INCOME
(5,365)	(3,713)	Interest expense	(15,480)	(4,867)
(21)	7	Other (expense) income	145	65
(5,386)	(3,706)	Total other expense	(15,335)	(4,802)

(5,385)	(22,971)	LOSS BEFORE INCOME TAXES	(17,886)	(15,799)

214	252	Income tax expense	638	686

$(5,599)	$(23,223)	NET LOSS	$(18,524)	$(16,485)

8,621	5,931	Average Number of Shares Outstanding	8,609	5,909

$(0.65)	$(3.92)	LOSS PER SHARE	$(2.15)	$(2.79)

		MEMO:
$8,528	$7,848	Depreciation and amortization	$26,955	$17,852

		SEGMENT OPERATING RESULTS
		(In thousands)
		(Unaudited)
13 Weeks Ended	13 Weeks Ended		39 Weeks Ended	39 Weeks Ended
Sep 28, 2014	Sep 29, 2013		Sep 28, 2014	Sep 29, 2013
		REVENUE
$65,654	$62,908	Healthcare	$194,887	$160,579
153,728	136,431	Business Solutions	478,283	317,197
$219,382	$199,339	Total Revenue	$673,170	$477,776

		NET LOSS BEFORE TAXES
$5,316	$2,063	Healthcare	$10,135	$5,968
1,088	(1,452)	Business Solutions	5,093	2,376
(11,789)	(23,582)	Unallocated	(33,114)	(24,143)
$(5,385)	$(22,971)	Total Net Loss Before Taxes	$(17,886)	$(15,799)

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CONSOLIDATED BALANCE SHEETS
(In thousands)

	Sep 28, 2014	Dec 29, 2013
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,210	$2,342
Accounts receivable	146,399	157,567
Inventories	61,192	61,939
Other current assets	19,782	14,508
Total current assets	228,583	236,356

Plant and equipment	92,546	93,003
Goodwill and intangible assets	125,858	133,444
Deferred taxes	9,283	9,306
Other assets	7,714	8,768
Total assets	$463,984	$480,877

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities	$135,585	$125,357
Long-term debt	287,163	263,880
Pension benefit liabilities	160,021	192,779
Other long-term liabilities	9,687	10,158
Shareholders' deficit	(128,472)	(111,297)

Total liabilities and shareholders' deficit	$463,984	$480,877

CONSOLIDATED STATEMENTS OF CASHFLOWS
(In thousands)
(Unaudited)

	39 Weeks Ended	39 Weeks Ended
	Sep 28, 2014	Sep 29, 2013
Net loss plus non-cash items	$23,780	$15,914
Working capital	15,836	15,427
Restructuring payments	(11,458)	(3,982)
Contributions to qualified pension plan	(29,581)	(18,766)
Other	(6,843)	(3,323)
Net cash (used in) provided by operating activities	(8,266)	5,270

Acquisition cash received	—	1,665
Capital expenditures	(11,857)	(9,065)
Proceeds from sale of equipment	491	171
Net cash used in investing activities	(11,366)	(7,229)

Net change in borrowings under credit facility	22,889	8,371
Principal payments on long-term debt	(3,736)	(1,840)
Other	(153)	(2,755)
Net cash provided by financing activities	19,000	3,776

Effect of exchange rate	(500)	(25)

Net change in cash	$(1,132)	$1,792

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		RECONCILIATION OF GAAP TO NON-GAAP MEASURES
		(In thousands)
		(Unaudited)
13 Weeks Ended	13 Weeks Ended		39 Weeks Ended	39 Weeks Ended
Sep 28, 2014	Sep 29, 2013		Sep 28, 2014	Sep 29, 2013
$(5,599)	$(23,223)	GAAP Net Loss	$(18,524)	$(16,485)
		Adjustments:
214	252	Income taxes	638	686
5,365	3,713	Interest	15,480	4,867
8,528	7,848	Depreciation and amortization	26,955	17,852
$8,508	$(11,410)	EBITDA	$24,549	$6,920

		Adjustments:
2,992	12,317	Restructuring and impairment	9,438	13,136
3,655	6,216	Acquisition and integration costs	9,867	8,002
(548)	(507)	Pension expense	(1,644)	(1,519)
665	652	Non-cash stock compensation	2,009	1,628
—	1,392	Fair value adjustments	—	1,392
195	(273)	Other	(128)	(79)
$15,467	$8,387	Adjusted EBITDA	$44,091	$29,480

		GAAP Net Cash Flow	$(1,132)	$1,792
		Adjustments:
		Credit facility borrowed	(22,889)	(8,371)
		Non-GAAP Net Cash Flow	$(24,021)	$(6,579)